Exhibit 99.1
Certification of Periodic Financial Reports
Pursuant to 18 U.S.C Section 1350, the undersigned hereby certifies on behalf of the AES Corporation Retirement Savings Plan Committee, that the Annual Report on Form 11-K for the year ended December 31, 2015 (the "Report") for The AES Corporation Retirement Savings Plan (the "Plan") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Plan.
June 28, 2016
By: /s/ TISH MENDOZA
Tish Mendoza
Chair, AES Corporation Retirement Savings Plan Committee
The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document. This certification shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to liability under that section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent this Exhibit 99.1 is expressly and specifically incorporated by reference in any such filing.
A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to The AES Corporation ("AES") and will be retained by AES and furnished to the Securities and Exchange Commission or its staff upon request.